Exhibit 99.1

For Immediate Release	Contact:	Mary Beth Steiginga
630 Godwin Avenue
Midland Park, NJ 07432
(201) 444-7100

STEWARDSHIP FINANCIAL CORPORATION
DECLARES CASH DIVIDEND

Midland Park, NJ - July 19, 2017 - The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.03 per share cash dividend. Common stockholders of record as of August 1, 2017, will be paid the dividend on August 15, 2017. This dividend represents the seventy-ninth consecutive quarterly dividend since 1998. The dividend amount per share remains unchanged as compared to the prior quarterly cash dividend. This dividend should not be used as an indicator of future dividends to common stockholders.
Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank (ASB) is a full-service community bank serving both individuals and businesses. ASB is known for tithing, or sharing, 10% of its taxable income with nonprofit, educational, charitable and/or evangelical religious organizations. To date, ASB’s total tithing donations total over $ 9.3 million. ASB maintains 12 banking locations with its newest branch/loan production office at 43 S. Park Place in Morristown in New Jersey. Banking locations include; Hawthorne, Midland Park, Montville, Morristown, North Haledon, Pequannock, Ridgewood, Waldwick, Westwood, Wyckoff and two offices in Wayne. ASB invites you to visit their website at www.asbnow.com for additional information and to learn more.